Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 18, 2021, with respect to the consolidated financial statements of ALX Oncology Holdings Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KMPG LLP
KMPG LLP

San Francisco, California

August 13, 2021